Exhibit 10 (a) (xl)
FY12 U.S. EMPLOYEES – RETENTION
Restricted Stock Unit Award and Agreement
[DATE]
Dear _____________________:
H. J. Heinz Company is pleased to confirm that, effective as of ______, you have been granted an award of Restricted Stock Units (“RSUs”) in accordance with the terms and conditions of the Third Amended and Restated H. J. Heinz Company Fiscal Year 2003 Stock Incentive Plan (the “Plan”). This Award is also made under and governed by the terms and conditions of this letter agreement (“Agreement”), which shall control in the event of a conflict with the terms and conditions of the Plan. For purposes of this Agreement, the “Company” shall refer to H. J. Heinz Company and its Subsidiaries. Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the same meanings as the capitalized terms in the Plan, which are hereby incorporated by reference into this Agreement.
1.	RSU Award. You have been awarded a total of ____________ RSUs.

2.	RSU Account. RSUs entitle you to receive a corresponding number of shares of H. J. Heinz Company Common Stock (“Common Stock”) in the future, subject to the conditions and restrictions set forth in this Agreement, including, without limitation, the vesting conditions set forth in Section 3 below. Your RSUs will be credited to a separate account established and maintained by the Company on your behalf or by a third party engaged by the Company for the purpose of implementing, administering, and managing the Plan. Until the Distribution Date (as defined herein), the value of your unvested RSUs is subject to change based on increases or decreases in the market price of the Common Stock. Because the RSUs are not actual shares of Common Stock, you cannot exercise voting rights on them until the Distribution Date.

3.	Vesting. You will become vested in the RSUs credited to your account according to the following schedule: ____________________________________________.

4.	Termination of Employment. The termination of your employment with the Company will have the following effect on your RSUs:
(a)	Retirement, Disability or Involuntary Termination without Cause. If the termination of your employment with the Company is the result of Retirement, Disability, or Involuntary Termination without Cause, any RSUs granted hereunder that remain unvested as of your Date of Termination shall be forfeited on your Date of Termination.

(b)	Death. In the event that you should die while you are continuing to perform services for the Company or following Retirement, any RSUs that remain unvested as of the date of your death shall be forfeited upon the date of death.
(c)	Other Termination. If your employment with the Company terminates for any reason other than as set forth in subsections (a) and (b) above, including without limitation any voluntary termination of employment or an involuntary termination for Cause, no further vesting will occur and you will immediately forfeit all of your rights in any RSUs that remain unvested as of your Date of Termination.
5.	Non-Solicitation. You agree that you shall not, during the term of your employment by the Company and for eighteen (18) months after the date of the termination of your employment with the Company, regardless of the reason for the termination, either directly or indirectly, solicit, take away or attempt to solicit or take away any employee of the Company, either for your own purpose or for any other person or entity. You further agree that you shall not, during the term of your employment by the Company or at any time thereafter, use or disclose Confidential Information (as defined in Section 6 below) except as directed by, and in furtherance of the business purposes of, the Company. You acknowledge (i) that the non-solicitation provision set forth in this Section 5 is essential for the proper protection of the business of the Company; (ii) that it is essential to the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position that any Confidential Information be kept secret and not disclosed to others; and (iii) that the breach or threatened breach of this Section 5 will result in irreparable injury to the Company for which there is no adequate remedy at law because, among other things, it is not readily susceptible of proof as to the monetary damages that would result to the Company. You consent to the issuance of any restraining order or preliminary restraining order or injunction with respect to any conduct by you that is directly or indirectly a breach or a threatened breach of this Section 5. Any breach by you of the provisions of this Section 5 will, at the option of the Company (in its sole discretion) and in addition to all other rights and remedies available to the Company at law, in equity or under this Agreement, result in the forfeiture of all of your rights in any RSUs that remain unvested as of the date of such breach.

6.	Non-Competition/Confidential Information. As used in this Section 6, the following terms shall have the respective indicated meanings:

“Affiliated Company or Companies” means any person, corporation, limited liability company, partnership, or other entity controlling, controlled by or under common control with the Company.

“Confidential Information” means technical or business information about or relating to the Company and/or its products, processes, methods, engineering, technology, purchasing, marketing, selling, and services not readily available to the public or generally known in the trade, including but not limited to:

inventions; ideas; improvements; discoveries; developments; formulations; ingredients; recipes; specifications; designs; standards; financial data; sales, marketing and distribution plans, techniques and strategies; customer and supplier information; equipment; mechanisms; manufacturing plans; processing and packaging techniques; trade secrets and other confidential information, knowledge, data and know-how of the Company, whether or not they originated with you or information which the Company received from third parties under an obligation of confidentiality.
“Conflicting Product” means any product or process of any person or organization, other than the Company, in existence or under development, (i) that competes with a product or process of the Company upon or with which you shall have worked during the two years prior to the termination of your employment with the Company or (ii) whose use or marketability could be enhanced by application to it of Confidential Information acquired by you in connection with your employment by the Company during such two-year period. For purposes of this definition, it shall be conclusively presumed that you have knowledge of information to which you have been directly exposed through actual receipt or review of memoranda or documents containing such information or through actual attendance at meetings at which such information was discussed or disclosed.
“Conflicting Organization” means any person or organization that is engaged in or about to become engaged in research on or the development, production, marketing, or selling of, or the use in production, marketing, or sale of, a Conflicting Product.
In partial consideration for the RSUs granted to you hereunder, you agree that, for a period of eighteen (18) months after the date of the termination of your employment with the Company, you shall not render services, directly or indirectly, as a director, officer, employee, agent, consultant or otherwise to any Conflicting Organization in any geographic area or territory in which such Conflicting Organization is engaged in or about to become engaged in the research on or the development, production, marketing, or sale of, or the use in production, marketing, or sale of, a Conflicting Product. The foregoing limitation does not apply to a Conflicting Organization whose business is diversified and that, as to that part of its business to which you render services, is not engaged in the development, production, marketing, use or, sale of a Conflicting Product, provided that the Company shall receive separate written assurances satisfactory to the Company from you and the Conflicting Organization that you shall not render services during such period with respect to a Conflicting Product or directly or indirectly provide or reveal Confidential Information to such organization.
You acknowledge and agree that the non-competitive restrictions set forth in this Section 6 are reasonable and necessary to protect the goodwill and legitimate business interests of the Company and to prevent the disclosure of the Company’s Confidential Information and trade secrets and, further, that you have the business experience and abilities such that you would be able to obtain employment in a business other than with a Conflicting Organization.

Any breach by you of the provisions of this Section 6 will, at the option of the Company (in its sole discretion), and in addition to all other rights and remedies available to the Company at law, in equity, or under this Agreement, result in the forfeiture of all of your rights in any RSUs that remain unvested as of the date of such breach.

In addition to the remedies stated in the preceding paragraph, the Company shall, if it shall so elect, be entitled to institute legal proceedings to obtain damages for a breach by you of this Section 6, or to enforce the specific performance of the Agreement by you and to enjoin you from any further violation of this Section 6, or to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. You acknowledge, however, that the remedies at law for any breach by you of the provisions of this Section 6 may be inadequate and that the Company shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damages by reason of such breach or threatened breach and, to the extent permitted by applicable law, a temporary restraining order (or similar procedural device) may be granted immediately upon the commencement of such action.

You agree that if any of the provisions herein shall for any reason be determined by a court of competent jurisdiction to be overly broad as to scope of activity, duration, or geography, such provision shall be limited or reduced so as to be enforceable to the extent compatible with existing law.

7.	Dividend Equivalents. An amount equal to the dividends payable on the shares of Common Stock represented by your unvested RSUs will be accrued as of each quarterly period dividend payment record date and will be credited to your RSU account and distributed upon vesting of such RSUs, subject to forfeiture in the event of termination of employment prior to vesting and subject to the provisions of Sections 5 and 6 of this Agreement. These payments will be calculated based upon the number of such vesting RSUs that were in your account as of each quarterly period dividend record date prior to vesting. These payments will be reported as income to the applicable taxing authorities, and federal, state, local and/or foreign income and/or any employment taxes will be withheld from such payments as and to the extent required by applicable law.

8.	Distribution. All RSU distributions will be made in the form of actual shares of Common Stock and will be distributed to you as soon as administratively practicable after one of the following dates (each, a “Distribution Date”):

(a)	Default Distribution Date. Shares of Common Stock representing your RSUs will be distributed to you on the date the RSUs vest, or, if such date is not a business day, on the next business day, unless receipt is deferred as provided in subsection (b) below.
(b)	Separation of Service of Specified Employee. If your distribution is on account of your “separation from service” as defined in Internal Revenue Code (“Code”) section 409A and the regulations thereunder, and if you are a “specified employee,” as defined in Code section 409A(a)(2)(B)(i) on your Distribution Date, and your distribution constitutes the “deferral of compensation” as defined in Code section 409A and the regulations thereunder, your distribution will be automatically deferred until the date that is six (6) months after your “separation from service” regardless of your default Distribution Date.
Subject to Section 8(b), certificates representing the distributed shares of Common Stock will be delivered to the firm maintaining your account as soon as practicable after a Distribution Date occurs. Notwithstanding the foregoing, and subject to Section 8(b), all vested RSUs will be distributed to you at the close of business on the day following the last day of your employment with the Company, or as soon as administratively practicable thereafter, if you terminate employment with the Company for any reason. Notwithstanding the foregoing, RSU distributions will be made at a date other than as described above to the extent necessary to comply with the requirements of Code section 409A.
9.	Impact on Benefits. Your RSU Award will not be included as compensation for the year of the grant for purposes of the H. J. Heinz Company Supplemental Executive Retirement Plan (as amended and restated effective September 1, 2007), the H. J. Heinz Company Employees Retirement and Savings Excess Plan (as amended and restated effective January 1, 2005), and/or any other plan of the Company, regardless of whether or not the RSUs subsequently vest.

10.	Tax Withholding. On the Distribution Date, the Company will withhold a number of shares of Common Stock that is equal, based on the Fair Market Value of the Common Stock on the Distribution Date, to the amount of the federal, state, local, and/or foreign income and/or employment taxes required to be collected or withheld with respect to the distribution, or make arrangements satisfactory to the Company for the collection thereof.

11.	Non-Transferability. Your RSUs may not be sold, transferred, pledged, assigned or otherwise encumbered except by will or the laws of descent and distribution. You may also designate a beneficiary(ies) in the event that you die before a Distribution Date occurs, who shall succeed to all your rights and obligations under this Agreement and the Plan. If you do not designate a beneficiary, your RSUs will pass to the person or persons entitled to receive them under your will. If you shall have failed to make a testamentary disposition of your RSUs in your will or shall have died intestate, your RSUs will pass to the legal representative or representatives of your estate.

12.	Employment At-Will.You acknowledge and agree that nothing in this Agreement or the Plan shall confer upon you any right with respect to future awards or continuation of your employment, nor shall it constitute an employment agreement or interfere in any way with your right or the right of Company to terminate your employment at any time, with or without cause, and with or without notice.

13.	Collection and Use of Personal Data. You consent to the collection, use, and processing of personal data (including name, home address and telephone number, identification number, and number of RSUs held on your behalf) by the Company or a third party engaged by the Company for the purpose of implementing, administering, and managing the Plan and any other stock option or stock incentive plans of the Company (collectively, the “Plans”). You further consent to the release of personal data (a) to such a third party administrator, which, at the option of the Company, may be designated as the exclusive broker in connection with the Plans, or (b) to any Subsidiary of the Company, wherever located. You hereby waive any data privacy rights with respect to such data to the extent that receipt, possession, use, retention, or transfer of the data is authorized hereunder.

14.	Future Awards. The Plan is discretionary in nature and the Company may modify, cancel, or terminate it at any time without prior notice in accordance with the terms of the Plan. While RSUs or other awards may be granted under the Plan on one or more occasions or even on a regular schedule, each grant is a one-time event, is not an entitlement to an award of RSUs in the future, and does not create any contractual or other right to receive an award of RSUs, compensation or benefits in lieu of RSUs, or any other compensation or benefits in the future.

15.	Compliance with Stock Ownership Guidelines. All RSUs granted to you under this Agreement shall be counted as shares of Common Stock that are owned by you for purposes of satisfying the minimum share requirements under the Company’s Stock Ownership Guidelines (“SOG”). Notwithstanding the foregoing, you acknowledge and agree that, with the exception of the number of shares of Common Stock withheld to satisfy income tax withholding requirements pursuant to Section 10 above, 75% of the shares of Common Stock represented by the RSUs granted to you hereunder cannot be sold or otherwise transferred, even after the Distribution Date, unless and until you have met the Company’s SOG’s minimum share ownership requirements. The MDCC may not approve additional RSU awards to you unless you are in compliance with the terms of this Section 15 and the applicable SOG requirements.

16.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions.

17.	Internal Revenue Code Section 409A. Unless the distribution of this Award is deferred by reason of Section 8(b), it is intended that this Award shall not constitute the “deferral of compensation” within the meaning of Code section 409A and, as a result, shall not be subject to the requirements of Code section 409A. The Plan and this Award Agreement are to be interpreted in a manner consistent with this intention. Absent automatic deferral pursuant to Section 8(b), and notwithstanding any other provision in the Plan, a new award may not be issued if such award would be subject to Code section 409A at the time of grant, and the existing Award may not be modified in a manner that would cause such Award to become subject to Code section 409A at the time of such modification.

This RSU Award is subject to your on-line acceptance of the terms and conditions of this Agreement through the Fidelity website.

H. J. HEINZ COMPANY
By:	/s/ William R. Johnson
William R. Johnson
Chairman of the Board, President and Chief Executive Officer

Accepted: Signed electronically
Date: Acceptance Date

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